UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
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Matrix Service Company
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MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 700
Tulsa, Oklahoma 74135
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company, a Delaware corporation, (the “Company” or “Matrix”), will be held at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 13th day of November 2014, at 2:00 p.m., Central time, for the following purposes:

1.	To elect seven persons to serve as members of the Board of Directors of the Company until the 2015 annual stockholders meeting or until their successors have been elected and qualified;
2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015;
3.	To conduct an advisory vote on executive compensation;
4.
To consider and vote upon a proposal to amend the Company's 2012 Stock and Incentive Compensation Plan to, among other things, increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 1,300,000 to 2,300,000; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.
The Board of Directors has fixed the close of business on September 26, 2014 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Kevin S. Cavanah Secretary
October 10, 2014
Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL TAKE THE TIME TO VOTE YOUR SHARES. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 13, 2014. Stockholders may view this proxy statement, our form of proxy and our 2014 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com.

 MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 700
Tulsa, Oklahoma 74135

PROXY STATEMENT

MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 700
Tulsa, Oklahoma 74135
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 13, 2014
SOLICITATION AND REVOCATION OF PROXIES
The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on November 13, 2014, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders. The Annual Meeting will be held at 2:00 p.m., Central time, at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about October 10, 2014 to stockholders of record on September 26, 2014. The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2014 accompanies this proxy statement.
If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Kevin S. Cavanah, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma, 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.
The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection therewith.
STOCKHOLDERS ENTITLED TO VOTE
At the close of business on the record date of September 26, 2014 there were 26,513,271 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.
The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions may be specified on all proposals, except the election of directors. Abstentions on Proposal Numbers 2, 3 and 4 will have the effect of a negative vote. A “broker non-vote” will have no effect on the outcome of the election of directors or the other proposals.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

PROPOSAL NUMBER 1:
Election of Directors
The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at seven members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by a majority vote of the remaining directors based on the recommendations of the Nominating and Corporate Governance Committee.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and recommends that you vote “For” the election of the seven nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all seven nominees unless stockholders specify otherwise in their proxies. The seven nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.
If, at the time of the 2014 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.
Nominated Director Biographies
The nominees for director, and certain additional information with respect to each of them, are as follows:
Michael J. Hall, age 70, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also served as Vice President, Finance and Chief Financial Officer of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix Service Company, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.); former director and Chairman of the Board of Integrated Electrical Services, Inc.; and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hall should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the construction and energy industries, and his extensive experience and expertise in complex financial and operational matters gained from his service as a Chief Financial Officer and a Chief Executive Officer.
John R. Hewitt, age 56, was appointed as President and Chief Executive Officer and as a director of the Company in May 2011. Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as vice president of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations, Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President, Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America.

As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board of Directors with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board of Directors considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.
I. Edgar (Ed) Hendrix, age 70, was first elected as a director of the Company effective October 2000 and served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix served as President of Patriot Energy Resources, LLC from 2005 to 2012. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Prior to 2002, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., and as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Funds and former Chairman of the Board of Red River Energy, Inc.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hendrix should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, and his extensive experience and expertise in complex financial matters gained from his service as Treasurer of a public company.
Paul K. Lackey, age 71, was first elected as a director of the Company effective October 2000. Mr. Lackey has served as Chairman of the Board of Directors of The NORDAM Group (“NORDAM”), an aircraft component manufacturing and repair firm, since October 2005 and as Chief Executive Officer of NORDAM from April 2002 until January 2009. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU) – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint Industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer (COO) and, ultimately, President. A graduate of the University of Mississippi with a Bachelor of Science degree in Mathematics, Mr. Lackey earned a Masters of Business Administration degree in Finance from the University of Texas. He also served in the United States Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, Chairman of the Board of St. John Health Systems and a member of the Economic Policy Council of the Kansas City Federal Reserve Bank.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Lackey should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the manufacturing, construction and energy industries, including his experience as both a COO and CFO of a leading commercial construction contractor.
Tom E. Maxwell, age 69, was first elected as a director of the Company effective May 2003. Mr. Maxwell has been Chairman of Flintco LLC ("Flintco") since January 2013. Flintco is ranked 23rd by Engineering News-Record (ENR) among commercial construction companies in the United States. Prior to the assuming the Chairman role he was President and CEO and a Director of Flintco for twenty-six years. Prior to his election as President and Chief Executive Officer, Mr. Maxwell was the Chief Financial Officer and Division President of Flintco for four years. Mr. Maxwell began his career with five years at Deloitte & Touche and was the Chief Financial Officer of a public company, Kanark Corporation, for seven years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is an advisory director of Commerce Bank in Tulsa, Oklahoma. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce and Hillcrest Hospital.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Maxwell should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the construction and the energy industries, including his experience as both a CEO and CFO of a leading commercial construction contractor.
Jim W. Mogg, age 65, has served as a director since August 2013. Mr. Mogg has also served on the Board of Directors of ONEOK, Inc., a publicly traded diversified energy company since July 2007 and ONEOK Partners, L.P., a publicly traded master limited partnership that operates natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, since August 2009. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., ("DCP Midstream") from August 2005 to April 2007. From January 2004 to September 2006, Mr.

Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP ("TEPPCO") reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg also serves on the Board of Directors of Bill Barrett Corporation, an exploration and production company, where he is currently the non-executive Chairman.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.
James H. Miller, age 59, has served as a director of the Company since since May 2014. Mr. Miller is currently Executive Vice President - Americas of Kvaerner U.S., a position he has held since June 2011. He is also a Director and Officer for all remaining Kvaerner U.S. based legal and operating entities. From June 2008 through June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. From June 2011 to April 2014, Mr. Miller also served as Chairman of the Board for Aker Philadelphia Shipyard ASA. Before going to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas, where he was responsible for financial operations of seven business units which generated in excess of $1.0 billion in revenues per year. Prior to joining Aker Solutions Process & Construction Americas, Mr. Miller held the position of President of Aker Construction, Inc., which was one of the largest union construction companies in North America. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.
Mr. Miller's extensive progressive leadership positions with a large multi-national construction contractor have led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of the Company's key markets including power generation and iron and steel.
The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.
CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.
The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Director Independence Guidelines
Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Board of Directors has adopted director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.
The Board of Directors has affirmatively determined that each of Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell, Mr. Mogg and Mr. Miller are “independent” under the guidelines. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company. In evaluating Mr. Miller's independence, the Board considered his indirect interest, as an executive officer of the seller, in the December 2013 acquisition of Kvaerner North American Construction. The acquisition is described in the Company's fiscal 2014 Annual Report on Form 10-K. The Board concluded that his independence was not impaired since Mr. Miller joined the Board approximately five months after the transaction closed and, subsequent to the acquisition, the companies have had no client/customer, vendor/supplier, contractor/subcontractor or other relationship that could potentially impair Mr. Miller's independent judgment.
The Board also considered Mr. Miller's familial relationships in assessing his independence. Mr. Miller's son and son-in-law are employees of Kvaerner North American Construction, subsequently renamed Matrix North American Construction. The Board concluded that these relationships do not impair Mr. Miller's independence as neither his son nor his son-in-law hold executive officer positions within Matrix North American Construction and are several levels below the level of executive officers of Matrix Service Company.
The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.
If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has six independent members and only one non-independent member. A number of our independent board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.
The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.
Meetings and Committees of the Board of Directors
The Company’s Board of Directors met nine times during fiscal year 2014. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2014, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member. Mr. Miller attended all meetings of the Board subsequent to his appointment in May 2014.
The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors who were serving as directors at the time of the 2013 annual meeting attended the 2013 annual meeting.

Audit Committee

Director	Fiscal 2014 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2014
Paul K. Lackey, Member	Served all of Fiscal 2014
Tom. E. Maxwell, Member	Served all of Fiscal 2014
Jim W. Mogg, Member	Served a majority of Fiscal 2014 (a)
(a)    Jim W. Mogg was appointed to the Board of Directors and the Audit Committee in August 2013.
The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Audit Committee held six meetings during fiscal 2014.
Compensation Committee

Director	Fiscal 2014 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2014
I. Edgar Hendrix, Member	Served all of Fiscal 2014
Tom E. Maxwell, Member	Served all of Fiscal 2014
Jim W. Mogg, Member	Served a majority of Fiscal 2014 (a)
(a)    Jim W. Mogg was appointed to the Board of Directors and the Compensation Committee in August 2013.
The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term equity incentive awards, perquisites and other benefits. In addition, the Compensation Committee, in conjunction with the Board of Directors, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Compensation Committee held six meetings during fiscal 2014. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.
Compensation Committee Interlocks and Insider Participation
During fiscal 2014, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and Jim W. Mogg, all of whom are non-employee directors of the Company. During fiscal 2014, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2014 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2014
I. Edgar Hendrix, Member	Served all of Fiscal 2014
Paul K. Lackey, Member	Served all of Fiscal 2014
Jim W. Mogg, Member	Served a majority of Fiscal 2014 (a)
(a)    Jim W. Mogg was appointed to the Board of Directors and the Nominating and Corporate Governance Committee in August 2013.
The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2014.

Director Nomination Process
The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.
Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including geographic, gender, age and ethnic diversity, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to geographic, gender, age or ethnic diversity.
The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.
Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Kevin S. Cavanah, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than eighty days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.
Executive Sessions
Executive sessions of the Board of Directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held on an as needed basis.
Communications with the Board of Directors
The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also contact the

Board or any of the directors via the Company’s online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.
Equity Ownership Guidelines for Directors
Each non-employee director is strongly encouraged to have a significant investment in the Company. The Company’s Stock Ownership Guidelines for Directors, which were revised in August 2014, require each non-employee director own a number shares of our common stock equal to five times the annual cash retainer. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the director or his immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	vested and unvested time-based restricted stock or restricted stock units;

(6)
unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units;

(7)	in-the-money vested unexercised stock options; and

(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.
Existing directors have five years from the August 2014 date of adoption or revision of the guidelines to attain this level of ownership. Directors elected after the date of the adoption of the Stock Ownership Guidelines will have five years from the date of their election or appointment to the Board to attain this level of ownership. All of the non-employee directors with the exception of Mr. Jim W. Mogg, who was appointed in August 2013, and Mr. James H. Miller, who was appointed in May 2014, currently satisfy the requirements.
Since Mr. Hewitt is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”
DIRECTOR COMPENSATION
General
Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.
The elements of our non-employee director compensation consist of cash and equity. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.
Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board of Directors (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews benchmark data from outside consultants and makes recommendations to the full Board for approval.
Director compensation is generally reviewed on a bi-annual basis. In August 2012, the Committee engaged a third party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation. Meridian obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to benchmark executive compensation.
Based on the consultant’s findings and recommendations, the Committee concluded that total compensation for directors for fiscal 2013 should be $150,000 per year with 50% in cash and 50% in equity. The objective is to provide both a short-term cash component and a long-term component to total compensation that aligns the interests of directors with those of our stockholders through stock ownership. Therefore, the Committee recommended that the equity component of director compensation should continue to be time-based restricted stock units (“RSUs”) that cliff vest on the earlier of three years after the grant date or the directors' departure from the Board for any reason. The Committee also concluded that retainers for other Board duties should be adjusted to the following amounts:

Retainer	Amount ($)
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500
Chairman of the Board	50,000
No changes to the compensation outlined above were made to fiscal 2014 director compensation.
The Board of Directors also has a Deferred Fee Plan which allows directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at the regularly-scheduled meeting each November. For fiscal 2014, the average interest rate was 5.0%. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per calendar year.
Director Compensation
The compensation earned by each director in fiscal 2014 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Michael J. Hall	125,000	74,354	—	1,462	—	200,816
I. Edgar Hendrix	90,000	74,354	—	2,229	—	166,583
Paul K. Lackey	85,000	74,354	—	3,756	—	163,110
Tom E. Maxwell	82,500	74,354	—	3,720	—	160,574
Jim W. Mogg	75,000	74,354	—	142	—	149,496
James H. Miller	12,500	—	—	—	—	12,500

(1)
John R. Hewitt is not included in this table since he is a current employee and thus received no compensation for his service as a director. The compensation received by Mr. Hewitt as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(2)
Includes retainer fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. Mr. Hall deferred $125,000 in fees, Mr. Hendrix deferred $54,000 in fees, Mr. Lackey deferred $85,000 in fees, Mr. Maxwell deferred $82,500 in fees, and Mr. Mogg deferred $56,250 in fees. Mr. Miller did not defer any fees. The Deferred Fee Plan is discussed in note (5) below. Mr. Miller's fees represent those earned after his appointment to the Board in May 2014.

(3)
The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2014 Annual Report on Form 10-K. For services provided as a member of the Board of Directors, each non-employee director received an award of 4,700 RSUs with a grant date fair value of $74,354, with exception of Mr. Miller who was not a Director when the RSUs were granted on August 27, 2013. As of June 30, 2014, Mr. Hall, Mr. Hendrix, Mr. Lackey, and Mr. Maxwell each had 17,300 unvested RSUs. Mr. Mogg had 4,700 unvested RSUs.

(4)	There were no stock option awards granted to non-employee directors in fiscal 2014. As of June 30, 2014, Mr. Hendrix had 5,000 stock options outstanding.

(5)
A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2014, the market rate for the deferrals was 3.984% as compared to the actual average rate paid of 5.0%.

Previously, directors were allowed to defer fees in the form of phantom shares. The fees were converted into phantom shares based on the price of our stock on the deferral election date. At June 30, 2014, Mr. Maxwell held 1,565 phantom shares valued at $51,316.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee of the Board of Directors
The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•
reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2014;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2015.
The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Members of the Audit Committee:
I. Edgar Hendrix, Audit Committee Chairman
Paul K. Lackey, Audit Committee Member
Tom E. Maxwell, Audit Committee Member
Jim W. Mogg, Audit Committee Member

Fees of Independent Registered Public Accounting Firm
Fees billed for audit services in fiscal 2014 and 2013 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees for other services represent fees associated with the tax due diligence and acquisition structuring in connection with the December 20, 2013 acquisition of Kvaerner North American Construction. The acquisition is described in the Company's fiscal 2014 Annual Report on Form 10-K.

	Deloitte & Touche LLP
	Fiscal 2014	Fiscal 2013
Audit Services	$1,238,493	$864,218
Other Services	133,646	—
Total	$1,372,139	$864,218
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.
PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm
Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.
A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.
EXECUTIVE OFFICER INFORMATION
Executive Officer Biographies
In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:
Nancy E. Austin, age 47, has served as Vice President, Human Resources for the Company since January 2006. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources. She is also a member of the Society for Human Resource Management and World-at-Work.
Kevin S. Cavanah, age 50, has served as Vice President – Finance, Chief Financial Officer and Secretary for the Company since December 2010. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company,

Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. Mr. Cavanah is a member of Financial Executives International.
Jack Frost, age 56, has served as Vice President – Environmental, Health and Safety since February 2012. Prior to joining Matrix, Mr. Frost served from 2010 to 2012 as Global Director of Quality, Heath, Safety, Environmental and Security (“QHSES”) for Tesco Corporation and was responsible for the development and implementation of all global strategic and tactical QHSES initiatives. Previous to Tesco, Mr. Frost was the Global Director of QHSES for Wellstream International from 2008 to 2010. Mr. Frost was the Europe-Eurasia Environmental, Health and Safety Manager for Hess Corporation from 2004 to 2008. Mr. Frost holds a Bachelor of Arts degree in Legal Studies from the University of Louisiana at Monroe. He is a Board Certified Safety Professional and holds an Associate in Risk Management designation. Mr. Frost is a member of the American Society of Safety Engineers.
Joseph F. Montalbano, age 65, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.
James P. Ryan, age 59, has served as President, Matrix Service Inc., one of the Company's principal operating subsidiaries, since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining the Company, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering.
Jason W. Turner, age 43, has served as President, Matrix North American Holdings, since December 2013. He previously served as Vice President, Corporate Development and Treasurer from August of 2012 to December 2013 and as Vice President and Treasurer from May 2010 to August 2012. Prior to that, Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa. Mr. Turner is a member of Financial Executives International and the National Investor Relations Institute.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers”) during fiscal 2014. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board of Directors (the “Committee”) and is supported by market data and advice from their independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The factors below are relevant when discussing the Company's Named Executive Officers in fiscal 2014.

•	The Company experienced a record year in terms of revenue, earnings per share and backlog, with strong organic and acquisition-related growth, while continuing to strengthen its balance sheet.

•
As announced in certain previous fiscal 2014 filings with the Securities and Exchange Commission, on December 20, 2013, the Company acquired the stock of Kvaerner North American Construction Ltd. and substantially all the assets of Kvaerner North American Construction Inc., together referred to as "KNAC." The Company also formed Matrix North American Holdings and appointed Jason W. Turner as President of Matrix North American Holdings to oversee both the acquired business and the Company's legacy North American union business, known as Matrix SME. At the time of his appointment, Mr. Turner was serving as Vice President, Corporate Development and Treasurer.

•	On June 23, 2014, Matthew J. Petrizzo, resigned as President of Matrix SME.
Based on the executive officer appointment and resignation discussed above, we have included six officers in our 2014 compensation tables. The officers included are the CEO, CFO, the next three most highly compensated officers that were employed by the Company at June 30, 2014 and Mr. Petrizzo.
Summarized below are the highlights of key decision and actions taken regarding the compensation of our Named Executive Officers in fiscal 2014. These actions were approved by the Compensation Committee, with advice from Meridian and are consistent with our stated compensation philosophy.

•
Base Salaries and Target Short-Term Incentive Bonuses: The market data provided by Meridian indicated that the base salary of the CEO was below the median and the base salary of the CFO was significantly below the median. After reviewing market data and the performance of the Company and each of its named executives, the Committee approved an increase to the CFO's salary of 20.0% and and increase to the CEO's salary of 8.3%. The Committee also approved increases to the COO's salary of 7.1% and the operating company presidents of approximately 3%.

•
Fiscal 2014 Short-Term Incentive Payout: The fiscal short-term incentive plan metrics were based on the achievement of various financial and safety goals. The achievement of the financial goals determine 85% of the payout while the achievement of the safety goals determine the remaining 15%. All of the Named Executive Officers received payouts under the safety goals of between threshold and target levels. Under the financial goals, all of the current Named Executive Officers received payouts at near maximum levels.

•	The long-term incentive, or LTI, awards were comprised of the following:

◦	One-third of the award consisted of service-based restricted stock units (“RSUs”). Restrictions on the RSUs lapse in four equal annual installments;

◦
One-third of the award consisted of performance units. Award recipients may receive anywhere from zero to two shares of our common stock for each performance unit on the third anniversary of the date of the award depending on the Company’s relative Total Shareholder Return in comparison to the performance of a peer group of companies.

◦
One-third of the award consisted of a cash-based long-term incentive award. The payout for the cash-based long-term incentive award will range from zero to 150% of the target payout and is based on the Company’s Average Return on Invested Capital for fiscal years 2014 and 2015.

Compensation Philosophy and Objectives
We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.
Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, business unit and operating unit measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.
The Committee is supported by our Vice President, Human Resources in the design, review and administration of our executive compensation programs. The Committee engages a third party compensation consulting firm to evaluate executive officer compensation, evaluate Company practices in relation to other companies and provide associated recommendations.

The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.
In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.
Committee Consideration of the 2013 Stockholder Vote on Executive Compensation

We conducted our advisory vote on executive compensation last year at our 2013 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2013 annual meeting of stockholders. At this meeting, more than 98% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers' compensation as disclosed in the proxy statement for that meeting. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.

Key Elements of Executive Compensation
The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Cash Incentive Compensation;

•	Long-Term Incentive Compensation;

•	Other Benefits; and

•	Change of Control Agreements.
As per the Compensation Committee policy, the Committee engaged Meridian to evaluate the mix of targeted compensation and the other types of programs that we offer. Meridian was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian's work for the Committee does not raise any conflict of interest.
The Committee evaluated the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s executive compensation practices analysis included a review of proxy information for the following companies:

Astec Industries Inc.	Mistras Group Inc.
Columbus McKinnon Corp.	MYR Group Inc.
Dresser-Rand Group Inc.	Pike Electric Corp.
Dycom Industries Inc.	Primoris Services Corporation
Emcor Group Inc.	Quanta Services Inc.
Gardner Denver Inc.	Sterling Construction Co. Inc.
Granite Construction, Inc.	Team Inc.
Hill International, Inc.	Tetra Tech Inc.
Layne Christensen Co.	Titan International Inc.
Mastec Inc.	VSE Corporation
Michael Baker Corp.	Willbros Group, Inc.
Base Pay
Base pay is the foundation of our executive compensation package. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50th percentile” among comparable companies. For fiscal 2014, this data was obtained through Meridian. Base pay is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. We expect to continue to engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.
We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. All of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade.
Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term incentive awards are a percentage of base salary and long-term incentives are based on a Named Executive Officer’s salary grade.
Consistent with the Committee's normal practice of reviewing executive compensation, Meridian's observations and recommendations regarding the competitiveness of executive compensation were presented to the Committee at the August 2013 meeting. The Committee's decisions are discussed below:

•
John R. Hewitt - Chief Executive Officer - According to the Meridian study, Mr. Hewitt's base salary of $605,000 was significantly below the median of the peer group. The Committee then determined that Mr. Hewitt's performance during fiscal 2013 was very strong. Accordingly, the Committee concluded that it would be appropriate to increase his base salary by $50,000 effective September 1, 2013.

•
Joseph F. Montalbano - Chief Operating Officer - The Meridian study indicated that Mr. Montalbano's base salary was slightly below the median. Mr. Hewitt recommended, based on Mr. Montalbano's performance, a salary increase of

7.1%. The Committee approved Mr. Hewitt's recommendation and Mr. Montalbano's salary was increased by $29,947 to $450,000 effective September 1, 2013.

•
Kevin S. Cavanah - Chief Financial Officer - The Meridian study indicated that Mr. Cavanah's base salary was significantly below the median. Mr. Hewitt recommended, based on Mr. Cavanah's performance, a salary increase of 20.0%, or $60,555, to $363,000. After the increase, Mr. Cavanah's salary remains below the median salary. The pay increase was effective September 1, 2013.

•
James R. Ryan - President Matrix Service - The Meridian study indicated that Mr. Ryan's base salary was slightly below the median. Based on Mr. Hewitt's recommendation, the Committee approved a salary increase of approximately 3.0%, to $341,100 effective September 1, 2013.

•	Matthew J. Petrizzo - President Matrix SME - The Meridian study indicated that Mr. Petrizzo's base salary was slightly below the median. Based on Mr. Hewitt's recommendation, the Committee approved a salary increase of 3.0%
effective September 1, 2013.

•
Jason W. Turner - President Matrix North American Holdings - Mr. Turner was Vice President, Corporate Development and Treasurer at the time of the August Committee meeting that included the benchmarking and approval of executive salaries. During the Committee meeting, based on Mr. Turner's strong performance, Mr. Hewitt recommended and the Committee approved a salary increase of 12.0%, or $28,954, to $270,000 effective September 1, 2013. Upon his promotion to President of Matrix North American Holdings, Mr. Turner received an additional salary increase of $40,000, to $310,000 effective December 23, 2013.

Annual/Short-Term Incentive Compensation
Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;

•	emphasize overall company and business unit performance in the structuring of reward opportunities;

•	motivate and reward superior performance; and

•	provide incentive compensation opportunities that are competitive with the industry.
The base calculation of incentives is generally tied to objective measures for financial and safety performance. Incentives for executive officers below the CEO are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. Incentive compensation payments to the CEO are determined solely by the Committee in executive session, without the CEO present.
For fiscal year 2014, the Committee approved, at the August 2013 meeting, the following key provisions of the annual/short-term incentive compensation plan:

•
The incentive pool would fund at a graduated rate starting at 13% of operating income for threshold financial performance. Threshold financial performance was defined as fiscal 2013 pre-incentive, pre-tax operating income. The incremental funding rate increases at higher levels of financial performance, with pre-incentive, pre-tax operating income over maximum generating a funding at the top incremental rate of 20%. If 50% of budgeted fiscal 2014 pre-incentive pre-tax operating income is not earned, no incentive payments are made.

•	Incentives would continue to be weighted at 85% for performance against financial metrics and 15% for performance against safety metrics.

•
Safety incentives would be paid based on our Total Recordable Incident Rate ("TRIR") and the timely reporting of work place safety incidents. Financial incentives would be based on operating income and Return on Invested Capital ("ROIC"). The metric attributable to ROIC is measured based on the consolidated results of Matrix Service Company. The other metrics for Messrs. Ryan and Petrizzo are calculated based on the performance of their respective operating companies (Matrix Service and Matrix SME).

•	Once the Committee approved the incentive metrics, Threshold, Budget, Target and Maximum levels of performance were defined.

•
Target short-term incentives for fiscal 2014 were established for each of the Named Executive Officers. Based on market data provided by Meridian, the Committee made no changes to the short term incentive targets. Mr. Hewitt's target remained at 85% of his base salary, Messrs. Montalbano's and Cavanah's targets remained at 65% of their base salaries and Messrs. Ryan's and Petrizzo's targets remained at 60% of their respective base salaries, Mr. Turner's target prior to his promotion was 40% of his base salary, which was increased to 60% of his base salary upon his promotion to President of Matrix North American Holdings.

Incentive targets for the Named Executive Officers are as follows:

•
Safety performance targets were established based on our TRIR and the timely reporting of workplace safety incidents. Incentives for Mr. Hewitt, Mr. Montalbano, Mr. Cavanah, and Mr. Turner were tied to our consolidated safety metrics. Incentives for Mr. Ryan and Mr. Petrizzo were tied to the safety metrics of their respective operating companies. The specific criteria were as follows:

	Threshold	Target	Maximum
TRIR	0.85	0.70	0.55
Timely incident reporting	70.0%	80.0%	90.0%

•
The financial incentive tied to pre-tax operating income represents approximately 75% of the total bonus opportunity for the Named Executive officers. For Mr. Hewitt, Mr. Montalbano, Mr. Cavanah and Mr. Turner, the incentive opportunity was measured at the consolidated level. The specific consolidated pre-tax operating income criteria were as follows: Threshold - $43.6 million, Target - $62.0 million, Maximum - $67.6 million. Incentives for Mr. Ryan and Mr. Petrizzo were tied to the operating income of their respective operating companies.

•
Ten percent of the total bonus opportunity is tied to the achievement of ROIC. The specific criteria are as follows: Threshold - 14.4%; Target - 16.0%; and Maximum - 17.6%. The incentive attributable to ROIC is measured at the consolidated level for all Named Executive Officers.

The Committee evaluated actual results in each category against the safety and performance goals:
Safety: In fiscal 2014, we achieved a TRIR of 0.85 and an incident reporting rate of 85%, representing threshold performance under the TRIR metric and performance between target and maximum under the incident reporting metric.
Financial: In fiscal 2014, we achieved pre-tax operating income of $67.2 million, representing performance at near maximum levels. The fiscal 2014 ROIC was 22.0%, which generated a maximum payout.

•
Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

•
The Company established a separate temporary KNAC short-term incentive plan for the employees and executive officers of the acquired company. The plan payout was based on pre-tax operating income, safety performance including TRIR and participation in our EAZI Way safety culture rollout, which is an initiative aimed at eliminating workplace accidents, and certain integration measures. Accordingly, the financial and safety results of the acquired company were excluded from the calculations of the incentives earned under the Company's primary short-term incentive plan.

Actual incentive payouts for fiscal 2014 to the Named Executive Officers were approved by the Committee at the August 2014 Compensation Committee Meeting and are as follows:

•
John R. Hewitt - Mr. Hewitt's short term incentive compensation bonus totaled $629,920, or 96.2% of his base salary at June 30, 2014. Mr. Hewitt's bonus was based on safety performance slightly below target and financial performance at near maximum.

•
Joseph F. Montalbano - Mr. Montalbano's short term incentive compensation bonus totaled $330,935, or 73.5% of his base salary at June 30, 2014. Mr. Montalbano's bonus was based on safety performance slightly below target and financial performance at near maximum.

•
Kevin S. Cavanah - Mr. Cavanah's short term incentive compensation bonus totaled $266,954, or 73.5% of his base salary at June 30, 2014. Mr. Cavanah's bonus was based on safety performance slightly below target and financial performance at near maximum.

•
Jason W. Turner - Mr. Turner's short term incentive compensation bonus totaled $166,332, or 57.4% of his pro-rated salary for fiscal 2014. Mr. Turner's bonus was based on safety performance slightly below target and financial performance at near maximum. Mr. Turner's bonus was calculated based on his weighted average salary and bonus targets prior and subsequent to his promotion from Vice President, Corporate Development and Treasurer to President of Matrix North American Holdings.

•
James R. Ryan - Mr. Ryan's short term incentive compensation bonus totaled $233,210, or 68.4% of his base salary at June 30, 2014. Mr. Ryan's bonus was based on safety performance just below target and financial performance at near maximum.

Mr. Turner was also paid a $75,000 bonus for his efforts in the successful closing of the KNAC acquisition described in the Executive Summary section above.
The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.
Long-Term Incentive Compensation
The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value and Company profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link to our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore, believe that a portion of our long-term incentive compensation should be in the form of cash.
The Committee believes that a combination of RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives. RSUs strongly and directly link management and stockholder interests. As a full value award, RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Under the long-term incentive program, all awards are issued on an annual basis. A portion of the annual award is in the form of service based RSUs that vest over a specified period of time. Service-based shares are an excellent tool to promote executive officer/management retention. The second portion of the award is in the form of performance units with performance criteria that link the equity reward to achievement of stockholder value. Finally, the remaining portion of the award is cash based and includes performance incentives tied to achievement of important strategic goals. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.
Based for the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution, the Committee approved the following structure for the fiscal 2014 long-term incentive grant.

•	One third of the grant consisted of service-based RSUs. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant.

•
One third of the grant is in the form of performance units. The performance units cliff vest on the third anniversary of the grant. The shares of Company common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return of the Company's common stock when compared to the Total Shareholder return of a group of peer companies over the vesting period. The potential award levels are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The peer group for fiscal 2014 was as follows:

Chicago Bridge and Iron Company, N.V.	MYR Group Inc.
EMCOR Group, Inc.	Pike Electric Corporation
Flour Corporation	Primoris Services Corporation
Foster Wheeler AG	Quanta Services, Inc.
Furmanite Corp.	TEAM, Inc.
Jacobs Engineering Group Inc.	URS Corporation
KBR, Inc.	Willbros Group, Inc.
MasTec, Inc.

•
The remaining one-third of the grant was a performance-based award to be paid in the form of cash. The award cliff vests after two years and is based on the Average Return on Invested Capital ("AROIC") achieved by the Company over fiscal years 2014 and 2015. The threshold AROIC goal is 14%, the target AROIC goal is 16% and the maximum AROIC goal is 18%. At these performance levels, the payouts would be 50%, 100% and 150% of the target award.

Long-term incentive awards are reviewed and evaluated periodically to ensure that they meet our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.
Grants made during fiscal 2014 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table.
Perquisites and Other Benefits
Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.

•
We sponsor a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to 25% of their salary (up to the annual IRS maximum). The Company’s Safe Harbor Matching Contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of salary deferrals. All matching contributions are 100% vested. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

•
In addition to the group term life policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer.  Specifically, the Company provides a term life insurance policy equal to 2 times base salary to a maximum of $1.5 million.  For the CEO, an additional corporate term life insurance policy of $600,000 is provided.

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.
Change of Control/Severance Agreements
We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”

Clawback Policy
Consistent with the principles of responsible oversight, the Company’s Board of Directors has adopted a clawback policy, and the Company’s equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board of Directors, with the recommendation of the Committee, determines that:

•
any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board of Directors has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.
Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from engaging in any hedging activities with respect to our securities.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.
Compensation Program as it Relates to Risk
We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•
Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2014 short-term incentive payments cannot exceed 120% of target levels.

•
Long-term Incentive Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of two or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200% of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.

•
Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•
Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

Our compensation program is designed to motivate our Named Executive Officers and other Company officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.
Equity Ownership Guidelines
The Board of Directors believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. See the discussion under the caption “Equity Ownership Guidelines” for a description of our guidelines.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Paul K. Lackey, Compensation Committee Chairman
I. Edgar Hendrix, Compensation Committee Member
Tom E. Maxwell, Compensation Committee Member
Jim W. Mogg, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION
The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer, each of the Company’s three other most highly compensated executive officers who were serving as executive officers at June 30, 2014 and one former executive officer based on total compensation earned during fiscal 2014, for services in all capacities to the Company and its subsidiaries. Each of the executive officers listed below are referred to collectively as the Named Executive Officers, or “NEOs”.
Summary Compensation Table
In the periods presented, the Company experienced the following personnel changes regarding our NEOs:

•
As announced in certain previous fiscal 2014 filings with the Securities and Exchange Commission, on December 20, 2013, the Company acquired the stock of Kvaerner North American Construction Ltd. and substantially all the assets of Kvaerner North American Construction Inc., together referred to as KNAC. The Company also formed Matrix North American Holdings and, on December 23, 2013, appointed Jason W. Turner as President of Matrix North American Holdings to oversee both the acquired business and the Company's legacy North American union business known as Matrix SME. At the time of his appointment, Mr. Turner was serving as Vice President, Corporate Development and Treasurer.

•	On June 23, 2014, Matthew J. Petrizzo, resigned as President of Matrix SME.
Based on the executive officer promotion and resignation discussed above, we have included six officers as NEOs in our 2014 compensation tables. The following table sets forth information with respect to the total compensation of the Named Executive Officers in fiscal 2014, 2013, and 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John R. Hewitt	2014	644,423			871,472		—	1,050,545	—	26,258	(3)	2,592,698
Chief Executive Officer	2013	593,365	—		685,364		—	392,773	—	14,077	(3)	1,685,579
	2012	527,307	—		885,649		—	80,000	—	181,782	(4)	1,674,738

Joseph F. Montalbano	2014	443,665	—		314,806		—	517,227	—	29,711	(3)	1,305,409
Chief Operating Officer	2013	415,821	—		303,573		—	191,857	—	15,784	(3)	927,035
	2012	381,570	—		207,764		118,137	43,129	—	16,661	(3)	767,261

Kevin S. Cavanah	2014	350,191	—		273,142		—	419,871	—	19,426	(3)	1,062,630
Chief Financial Officer	2013	293,149	29,133	(5)	249,167		—	125,398	—	12,276	(3)	709,123
	2012	249,823	—		166,310		94,566	28,200	—	14,048	(3)	552,947

Matthew J. Petrizzo	2014	329,861	—		1,677,952	(6)	—	—	—	494,232	(7)	2,502,045
Former President—Matrix SME	2013	318,402	—		236,981		—	155,812	—	12,105	(3)	723,300
	2012	295,705	—		153,972		87,550	33,358	—	12,671	(3)	583,256

James P. Ryan	2014	338,997	—		261,546		—	386,127	—	20,199	(3)	1,006,869
President—Matrix Service	2013	327,179	—		249,167		—	124,255	—	11,481	(3)	712,082
	2012	309,074	—		167,297		95,127	67,755	—	13,112	(3)	652,365

Jason W. Turner	2014	283,106	75,000	(8)	228,496		—	236,957	—	13,143	(3)	836,702
President—Matrix North American Holdings

(1)
The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with ASC718 – Compensation – Stock Compensation. A portion of the awards that were granted in fiscal years 2013 and 2014 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. Amounts have not been adjusted for expected forfeitures. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2014 Annual Report on Form 10-K.

(2)
Represents amounts payable to Named Executive Officers (i) under the annual/short-term incentive compensation plan for the applicable fiscal year performance and (ii) with respect to fiscal 2014, the amounts payable to the Named Executive Officers for the cash-based long-term incentive award that was granted in August 2012 and earned in fiscal 2014.

(3)
Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Matching contributions to our 401(k) plan in fiscal 2014 totaled $10,950, $10,799, $11,411, $10,399, and $5,754 for Messrs. Hewitt, Montalbano, Cavanah, Ryan, and Turner, respectively.

(4)	Represents amounts paid by us on behalf of Mr. Hewitt for life and disability insurance, matching contributions to Mr. Hewitt’s 401(k) account, and moving expenses totaling $166,139.

(5) In addition to the bonuses paid under the fiscal 2013 annual/short-term incentive compensation plan, Mr. Hewitt recommended, and the Committee approved a separate discretionary bonus of $29,133 for Mr. Cavanah for his extraordinary efforts in fiscal 2013.

(6) In connection with Mr. Petrizzo’s resignation, the vesting of 35,055 service-based RSUs, 15,600 stock options and 18,207 performance units was accelerated, with an incremental value of $788,929, $281,393 and $357,647, respectively. The amount shown in the Stock Awards column includes the incremental value to Mr. Petrizzo as a result of the accelerated vesting of each of these awards.

(7) In connection with his resignation, Mr. Petrizzo received the following: a) one year of base salary totaling $331,900; b) the average bonus earned over fiscal 2012, 2013 and 2014 which totaled $124,171; c) outplacement employment services not to exceed $5,000; and d) reimbursement of COBRA premiums through December 31, 2014, which is currently expected to be $18,128.

Also included are amounts paid by us on behalf of Mr. Petrizzo for life insurance and disability premiums and matching contributions of $6,638 into Mr. Petrizzo's account in our qualified 401(k) plan.

(8) Mr. Turner was paid a bonus for his efforts in the successful closing of the KNAC acquisition, as described under the "Compensation Discussion and Analysis" section above.

Grants of Plan-Based Awards During Fiscal 2014
The following table sets forth information with respect to grants of plan-based awards in fiscal 2014 to the Named Executive Officers:

			Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/27/2013		278,375	556,750	668,100	(1)	—	—	—	—	—	—	—
	8/27/2013		203,379	406,758	610,137	(5)	—	—	—	—	—	—	—
	8/27/2013	8/27/2013	—	—	—		6,275	25,100	50,200	25,100	—	—	871,472
Joseph F. Montalbano	8/27/2013		146,250	292,500	351,000	(1)	—	—	—	—	—	—	—
	8/27/2013		73,417	146,833	220,250	(5)	—	—	—	—	—	—	—
	8/27/2013	8/27/2013	—	—	—		2,267	9,067	18,134	9,067	—	—	314,806
Kevin S. Cavanah	8/27/2013		117,975	235,950	283,140	(1)	—	—	—	—	—	—	—
	8/27/2013		63,750	127,500	191,250	(5)	—	—	—	—	—	—	—
	8/27/2013	8/27/2013	—	—	—		1,967	7,867	15,734	7,867	—	—	273,142
Matthew J. Petrizzo	8/27/2013		99,570	199,140	238,968	(1)	—	—	—	—	—	—	—
	8/27/2013		58,217	116,433	174,650	(5)	—	—	—	—	—	—	—
	8/27/2013	8/27/2013	—	—	—		1,800	7,200	14,400	7,200	—	—	249,984
	6/23/2014	6/23/2014	—	—	—					68,862			1,427,968	(6)
James P. Ryan	8/27/2013		102,330	204,660	245,592	(1)	—	—	—	—	—	—	—
	8/27/2013		61,150	122,300	183,450	(5)	—	—	—	—	—	—	—
	8/27/2013	8/27/2013	—	—	—		1,883	7,533	15,066	7,533	—	—	261,546
Jason W. Turner	8/27/2013		27,000	54,000	64,800	(7)	—	—	—	—	—	—	—
	12/23/2013		46,500	93,000	111,600	(7)	—	—	—	—	—	—	—
	8/27/2013		29,788	59,575	89,363	(5)	—	—	—	—	—	—	—
	8/27/2013	8/27/2013	—	—	—		917	3,667	7,334	3,667	—	—	69,306
	12/23/2013	12/23/2013	—	—	—		—	—	—	7,867	—	—	159,190

(1)
The amounts shown are the cash incentive compensation award potential for each Named Executive Officer under our annual/short-term incentive compensation plan described under the caption "Compensation Discussion and Analysis". Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation”.

(2)
Represents the number of shares which may be issued pursuant to fiscal 2014 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three year Total Shareholder Return on the Company's common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board of Directors. The fiscal 2014 performance unit awards are described under the caption "Compensation Discussion and Analysis".

(3)
Amounts shown represent service-based restricted stock units granted to the Named Executive Officers in fiscal 2014. The awards vest in four equal annual installments beginning one year after the grant date. Mr. Turner's December 23, 2013 grant was the result of his promotion to President, Matrix North American Holdings.

(4)
Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718 – Compensation—Stock Compensation. The grant date fair value of the service-based restricted stock units is calculated by multiplying the number of restricted stock units awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of the Company's common stock compared to the future prices of its peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2014 Annual Report on Form 10-K for a full discussion of the Company’s stock based compensation accounting policies.

(5)
The amounts shown represent the potential cash awards for each Named Executive Officer under the cash portion of our fiscal 2014 long-term incentive award described under the caption "Compensation Discussion and Analysis". The actual cash payout can range from 0% to 150% of the target payout and is based on average Return on Invested Capital for fiscal 2014 and fiscal 2015.

(6)
In connection with Mr. Petrizzo's resignation, the vesting of 35,055 service-based RSUs, 15,600 stock options, and 18,207 performance units was accelerated. The amount shown in the Grant Date Fair Value of Stock and Option Awards column represents the incremental value to Mr. Petrizzo as a result of the accelerated vesting of these awards.

(7)
The amounts for Mr. Turner are the cash incentive compensation award potential under our annual/short-term incentive compensation plan described under the caption "Compensation Discussion and Analysis". Mr. Turner's August 27, 2013 award target was based on his position as Vice President,

Corporate Development and Treasurer. Upon his appointment as President of Matrix North American Holdings on December 23, 2013, his target bonus increased. The amounts included in the Threshold, Target and Maximum columns are based on his salary amount, time duration and target bonus opportunity in each position. Mr. Turner's actual payout is reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation”.

Outstanding Equity Awards at Fiscal Year-End for 2014
The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

John R. Hewitt	—	—	—	—	109,122	3,578,110	113,866	3,733,666
Joseph P. Montalbano	—	21,050	10.19	11/17/2021	45,366	1,487,551	46,334	1,519,292
Kevin S. Cavanah	8,000	—	5.49	8/17/2015	34,620	1,135,190	38,880	1,274,875
	4,000	—	8.93	10/21/2015	—	—	—	—
	—	16,850	10.19	11/17/2021	—	—	—	—
Matthew P. Petrizzo	15,600	—	10.19	11/17/2021	—	—	—	—
James P. Ryan	—	16,950	10.19	11/17/2021	35,086	1,150,470	38,212	1,252,971
Jason W. Turner	—	8,000	10.19	11/17/2021	20,727	679,638	18,028	591,138

(1)	These options were granted on November 17, 2011 and cliff vest on November 17, 2014.

(2)	Based on the closing price of our common stock on June 30, 2014 of $32.79.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	6,275	8/27/2014	63,666	(1)	11/16/2015
	7,958	11/16/2014	50,200	(1)	8/27/2016
	22,074	11/17/2014
	8,000	5/4/2015
	6,275	8/27/2015
	7,958	11/16/2015
	22,074	11/17/2015
	8,000	5/4/2016
	6,275	8/27/2016
	7,958	11/16/2016
	6,275	8/27/2017
Joseph F. Montalbano	2,267	8/27/2014	28,200	(1)	11/16/2015
	2,400	10/23/2014	18,134	(1)	8/27/2016
	3,525	11/16/2014
	5,262	11/17/2014
	6,400	12/2/2014
	2,267	8/27/2015
	3,525	11/16/2015
	5,262	11/17/2015
	6,400	12/2/2015
	2,267	8/27/2016
	3,525	11/16/2016
	2,266	8/27/2017
Kevin S. Cavanah	1,967	8/27/2014	23,146	(1)	11/16/2015
	450	10/23/2014	15,734	(1)	8/27/2016
	2,893	11/16/2014
	4,212	11/17/2014
	4,600	12/6/2014
	1,967	8/27/2015
	2,893	11/16/2015
	4,212	11/17/2015
	4,600	12/6/2015
	1,967	8/27/2016
	2,893	11/16/2016
	1,966	8/27/2017
James P. Ryan	1,884	8/27/2014	23,146	(1)	11/16/2015
	1,600	10/23/2014	15,066	(1)	8/27/2016
	2,893	11/16/2014
	4,237	11/17/2014
	4,400	12/2/2014
	1,883	8/27/2015
	2,893	11/16/2015
	4,237	11/17/2015
	4,400	12/2/2015
	1,883	8/27/2016
	2,893	11/16/2016
	1,883	8/27/2017
Jason W. Turner	917	8/27/2014	10,694	(1)	11/16/2015
	450	10/23/2014	7,334	(1)	8/27/2016
	1,337	11/16/2014
	2,000	11/17/2014
	2,200	12/2/2014
	1,050	12/23/2014
	917	8/27/2015
	1,337	11/16/2015
	2,000	11/17/2015
	2,200	12/2/2015
	1,050	12/23/2015
	917	8/27/2016
	1,336	11/16/2016
	1,050	12/23/2016
	916	8/27/2017
	1,050	12/23/2017

(1)
Represents fiscal 2013 and 2014 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If threshold performance is achieved, the performance units are converted to the Company's common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on the Company's common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board of Directors. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00
Shares awarded for Total Shareholder Return between the established levels will be determined by linear interpolation. Our relative Total Shareholder Return for fiscal years 2013 and 2014, which represents two-thirds of the performance period for the fiscal 2013 award is at the Maximum performance level. Relative Total Shareholder Return in fiscal 2014, which represents one-third of the performance period of the fiscal 2014 award is also at the Maximum performance level. Accordingly, the maximum share award is included for both the fiscal 2013 and 2014 grants.
Option Exercises and Stock Vested During Fiscal 2014
The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2014.

	Fiscal 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)

John R. Hewitt	—	—	38,035		902,826
Joseph F. Montalbano	—	—	17,588		383,617
Kevin S. Cavanah	—	—	12,657		274,317
Matthew J. Petrizzo	—	—	68,862	(3)	1,427,968	(3)
James P. Ryan	27,200	717,586	13,132		286,527
Jason W. Turner	10,000	192,000	6,487		141,356

(1)
The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed.

(3)	Includes the incremental value of the accelerated vesting that occurred as a result of Mr. Petrizzo's resignation on June 23, 2014.
Potential Payments Upon Termination or Change of Control
We have entered into Change of Control/Severance Agreements with Mr. Hewitt, Mr. Cavanah, Mr. Montalbano, Mr. Ryan and Mr. Turner. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.
Under these agreements, payment of benefits may occur under two circumstances:

•
If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.
“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company;

continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.
In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

•
Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•
Mr. Ryan – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

In the event Mr. Turner suffers and Adverse Event within six months of a Change of Control he is entitled to one year's annual compensation. In addition, all forms of equity benefits vest and restrictions on such benefits lapse immediately.

In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

•	Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to 75% of base salary.

•
Mr. Cavanah, Mr. Montalbano, and Mr. Ryan – Paid an amount equal to one year of base salary plus the lesser of the average annual bonus compensation paid to the executive in the previous three years or the number of full fiscal years the executive has been employed in the position.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.
Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reasons other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.
In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.
Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2014 termination date and, where applicable, using the closing price of our common stock on June 30, 2014 of $32.79. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.
Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and LTI Awards for Which Restrictions Would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (5)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs and Performance Units for Which Restrictions Would Lapse ($) (4)	No Contractual Benefits	Value of RSUs, Performance Units and LTI Awards for Which Restrictions Would Lapse ($)(6)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and LTI Awards for Which Restrictions Would Lapse ($) (4)	Maximum Potential Payments
John R. Hewitt	1,310,000	367,564	—	6,188,201	655,000	491,250	—	—	—	—	—	6,188,201	7,865,765
Joseph F. Montalbano	900,000	188,640	475,730	2,543,063	450,000	188,640	—	—	—	1,229,643	475,730	2,543,063	4,107,433
Kevin S. Cavanah	726,000	159,606	380,810	2,022,460	363,000	159,606	—	—	—	—	380,810	2,022,460	3,288,876
James P. Ryan	341,100	141,740	383,070	2,021,589	341,100	141,740	—	—	—	—	383,070	2,021,589	2,887,499
Jason W. Turner	310,000	—	180,800	1,091,282	—	—	—	—	—	—	—	—	1,582,082

(1)	Represents payment of one or two years of base salary for the event specified based on base salary as of June 30, 2014.

(2)
Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)
Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 30, 2014, multiplied by the number of nonvested stock options at June 30, 2014.

(4)
Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the specified event. The value shown is the number of unvested RSUs and performance units, assuming a target performance level, at June 30, 2014 multiplied by the market price of common stock at the close of business on June 30, 2014 plus the value of the cash LTI awards, which are also assumed to vest based on the target level of performance.

(5)
Represents 75% of annual salary for Mr. Hewitt. For Mr. Montalbano, Mr. Cavanah, Mr. Turner and Mr. Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the three preceeding calendar years.

(6)
Represents the value the Named Executive Officer would realize for the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the Named Executive Officer’s retirement. The value shown is the number of unvested RSUs at June 30, 2014 for which restrictions would lapse at retirement multiplied by the market price of common stock at the close of business on June 30, 2014. Restrictions lapse on performance units and cash LTI awards upon retirement on a pro rata basis based on the number of full and partial months served in the applicable performance period. The performance units and cash LTI awards are assumed to vest at the target level of performance. Messrs. Hewitt, Cavanah, Ryan, and Turner were not eligible for retirement at June 30, 2014.

Separation Agreement
In connection with Mr. Petrizzo’s resignation on June 23, 2014 (the “termination date”), we entered into a Separation Agreement and Release of Claims dated July 28, 2014. Under the separation agreement and in accordance with the terms of his severance agreement, we paid Mr. Petrizzo a separation payment of $331,900, representing one year’s base salary, and the vesting of 35,055 service-based RSUs, 15,600 stock options and 18,207 performance units previously awarded to Mr. Petrizzo was accelerated. In addition, we paid an additional separation payment of $124,171, representing the average of the bonuses paid for fiscal years 2012 and 2013 and the bonus that would have been earned for fiscal 2014. All such payments under the separation agreement are subject to applicable withholding taxes. Under the separation agreement, Mr. Petrizzo is also entitled to receive reimbursement for outplacement services in an amount not to exceed $5,000 and reimbursement of COBRA premiums for the period ending on December 31, 2014. Mr. Petrizzo has agreed that for a period of 12 months following the termination date, he will not solicit the sale of services to our established customers, will not interfere with the relationships we have with our established customers and will not solicit any of our employees to leave the Company. Under the separation agreement, Mr. Petrizzo has given us a release containing customary terms and conditions.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.
As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board of Directors believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
We use the following principles in the design and administration of our executive compensation program:

•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•
Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
On December 20, 2013, the Company and two wholly-owned subsidiaries, Matrix North American Construction, Inc. (“U.S. Buyer”), and Matrix Canadian Holdings, Inc. (“Canadian Buyer” and, together with U.S. Buyer, the “Buyers”), completed the previously announced transaction contemplated by the Sale and Purchase Agreement dated December 8, 2013, by and among the Company, the Buyers, Kvaerner AS, Kvaerner North American Construction Inc. (“KNAC Inc.” and, together with Kvaerner AS, the “Sellers”), and Kvaerner ASA to acquire the Sellers’ business of construction and maintenance services to the iron and steel, power generation, and industrial sectors in the U.S. and Canada, respectively (the “Acquisition”). The total purchase price for the Acquisition was $88.3 million. At the time of the Acquisition, Mr. Miller served as Executive Vice President - Americas for Kvaerner ASA, the Sellers’ parent company, and as an officer and director of Kvaerner ASA’s remaining U.S. subsidiaries. He continues to hold these positions.
Mr. Miller joined the Board approximately five months after the Acquisition was completed. Subsequent to the Acquisition, the Company and the Buyers have had no client/customer, vendor/supplier, contractor/subcontractor or other relationships with the Sellers.
Review, Approval or Ratification of Transactions with Related Persons
The Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.
In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.
Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 31, 2014, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
BlackRock, Inc.	2,834,666	(3)	10.7%
40 East 52nd Street
New York, NY 10022

Royce & Associates, LLC	1,505,303	(2)	5.7%
745 Fifth Avenue
New York, NY 10151

Waddell & Reed / Ivy Investment Mangement Company	1,455,000	(4)	5.5%
6300 Lamar Avenue
Overland Park, KS 66202

Michael J. Hall	58,800	(5)	*
I. Edgar Hendrix	18,500	(5)	*
Paul K. Lackey	16,900	(5)	*
Tom E. Maxwell	21,029	(5)	*
Jim W. Mogg	—	(5)	*
James H. Miller	—	(5)	*
John R. Hewitt	49,801	(5)	*
Joseph F. Montalbano	11,619	(5)	*
Kevin S. Cavanah	32,740	(5)	*
James P. Ryan	33,597	(5)	*
Jason Turner	1,077	(5)	*
All directors, director nominees and executive officers as a group (13 persons)	252,919	(5)	1.0%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)
Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of August 31, 2014 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)
Information is as of March 31, 2014 and is based on the Schedule 13G/A dated April 1, 2014 filed by Royce & Associates, LLC. (“Royce”). Royce is a registered investment advisor. Royce has sole voting and dispositive power over all of the shares shown.

(3)
Information is as of March 31, 2014 and is based on the Schedule 13G /A dated April 8, 2013 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting power over 2,760,569 shares and sole dispositive power overall of the shares shown.

(4)
Information is as of December 31, 2013 and is based on the Schedule 13G dated February 7, 2014 filed by 1) Waddell & Reed Financial, Inc. ("WDR"), a parent holding company in accordance with Reg. 240.13d-1(b)(1)(ii)(G), 2) Waddell & Reed Financial Services, Inc., a parent holding company in accordance with Reg. 240.13d-1(b)(1)(ii)(G), 3) Waddell & Reed, Inc., a broker-dealer registered under section 15 of the Act (15 U.S.C 78o), 4) Waddell & Reed Investment Management Company, an investment adviser in accordance with with Reg. 240.13d-1(b)(1)(ii)(E), and 5) Ivy Investment Management Company, an investment advisor in accordance with Reg. 240.13d-1(b)(1)(ii)(E). WDR has sole dispositive power and shared voting power over all of the shares shown.

(5)
Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 31, 2014: Mr. Hendrix – 5,000 shares; Mr. Cavanah – 12,000 shares; 13 directors and executive officer as a group – 17,000 shares. Also includes the following shares that are issuable upon the vesting of RSUs if the RSUs vest within 60 days of August 31, 2014: Mr. Cavanah – 450 shares; Mr. Ryan – 1,600 shares; Mr. Montalbano – 2,400 shares; Mr. Turner - 450; 13 directors and executive officers as a group – 5,800 shares.

Equity Ownership Guidelines
The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the

Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.
Our Equity Ownership Guidelines, which were most recently revised in August 2011, are as follows:

•
Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain.

President/CEO	5 times base salary
CFO/COO/Presidents of the two principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary

•
Timing: The executive officers have until the later of August 2016 or five years after the date of their appointment as an executive officer to acquire the ownership levels discussed above. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:

•	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or immediate family members;

•	shares purchased in the open market;

•	shares purchased through the Company’s Employee Stock Purchase Plan;

•	vested and unvested time-based restricted stock or restricted stock units;

•
unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units; and

•	the in-the-money value of vested and unexercised stock options.
All of our executive officers have met the equity ownership guidelines as of June 30, 2014, with the exception of Mr. Turner, who was promoted to President of Matrix North American Holdings in December 2013 and will have until December 2018 to comply with the guidelines.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.
To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2014, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis.

PROPOSAL NUMBER 4: Approval of Amendments to the 2012 Stock and Incentive Compensation Plan including an Amendment to increase the number of shares to be issued from 1,300,000 to 2,300,000

Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 1 (the “Amendment”) to the Matrix Service Company 2012 Stock and Incentive Compensation Plan (the “Plan”). The Plan was originally approved by our stockholders at the 2012 Annual Meeting.
The primary purpose of the Amendment is to increase the total number of shares of our common stock available for issuance under the Plan from 1,300,000 shares to 2,300,000 shares. The Amendment includes certain additional changes designed to clarify:

•	The prohibition on repricing stock options and stock appreciation rights; and

•	The prohibition on paying dividends or dividend equivalents on performance-based equity awards unless the performance criteria are satisfied.

In addition, we are requesting that stockholders approve the performance goals under the Plan for purposes of Section 162(m) of the Internal Revenue Code so that certain awards granted under the Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
A copy of the Amendment can be found in the accompanying Exhibit A. We will furnish a copy of the Plan to any stockholder upon written request to: Kevin Cavanah, Corporate Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The Amendment, which was approved by the Compensation Committee of the Board of Directors (the “Committee”), in September 2014, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.
Background on the Request for Additional Shares
We operate each of our business segments in a highly competitive marketplace. In order to maintain our position as one of the top companies in each of those business segments, we need to be able to attract, motivate and retain the most highly qualified and experienced individuals. Of the 1,300,000 shares authorized for issuance under the Plan, approximately 713,223 shares are available for future awards as of June 30, 2014. Following award grants made for 2014, and taking into account shares reserved for potential above-target payout on performance units previously awarded, we will have an insufficient number of shares (approximately 160,000) for 2015 long-term incentive awards. We typically grant long-term incentive awards in August of each year. In order to give us flexibility to achieve our goals and to continue to align stockholder and management long-term interests through our long-term incentive program, the Committee has recommended to the Board that we request our stockholders approve an additional 1,000,000 shares for issuance under the Plan.
As part of the Committee’s approval of the request for an increase in the total number of shares that will be available for issuance under the Plan, the Committee solicited advice from Meridian Compensation Partners, LLC, its independent compensation consultant, to analyze historical share usage for the last several years as well as the dilutive impact of various increases in the total shares available under the Plan. Specifically, the Committee considered the following:
Historical Burn Rate. We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs with the dilution it causes our stockholders. As part of its analysis, when considering the proposed share increase, the Committee considered our “burn rate,” or the number of shares subject to equity awards granted in each of the past three years, divided by the weighted average basic number of shares outstanding for each of those years. Over the past three years, our burn rate has averaged 3.5%, which is below the burn rate cap of 4.3% for our industry established by Institutional Shareholder Services, Inc., one of the larger proxy advisory firms.
Overhang. As a way of measuring the cumulative impact of our equity plans upon our stockholders, the Committee also considered our level of total overhang, consisting of the number of shares subject to equity awards outstanding under the Plan plus the total number of shares currently available to be granted under the Plan. The Committee then considered the potential total overhang resulting from the request for additional shares and determined that the addition of 1,000,000 shares to the Plan share reserve was reasonable.
Expected Duration. If the Amendment is approved by our stockholders, the total number of shares of our common stock reserved for future grants of awards under the Plan would be 1,713,223 and represent approximately 6.5% of our total outstanding shares of common stock of 26,515,771 on September 30, 2014. If the Amendment is approved by our stockholders, based on historical usage, we estimate that the shares available for issuance under the Plan would be sufficient for approximately three to four years. Expectations regarding future share usage could be affected by a number of factors such as hiring; the rate at which shares are returned to the Plan reserve as a result of the expiration, forfeiture or cash settlement of awards; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While the Committee believes that the assumptions it used are reasonable, future share usage may differ from current expectations.
Background on the Request for Approval of the Material Terms for Code Section 162(m) Purposes
The Plan authorizes the issuance of qualified performance-based compensation awards (both cash and stock-based) which are intended to meet the requirements of Section 162(m) of the Internal Revenue Code (all Section references are to the Internal Revenue Code unless otherwise noted) for deductibility of executive compensation. Section 162(m) generally does not allow public companies to take a federal income tax deduction for compensation in excess of $1,000,000 paid to the chief executive officer or any of the three other highest paid executive officers (other than the chief financial officer) employed at the end of that company’s fiscal year unless such compensation qualifies as “performance-based compensation.” In general, to qualify as “performance-based compensation,” the material terms of the performance goals under the Plan must be disclosed to, and approved by, our stockholders, and subsequently re-approved by our stockholders no later than the first meeting of our stockholders that occurs in the fifth year following the year the performance goals were last approved by the stockholders. Approval of the Amendment will also constitute re-approval of the Plan by our stockholders for purposes of Section 162(m). Our stockholders last approved performance goals in 2012.
If the Amendment is approved by our stockholders at the Annual Meeting, the period during which the Plan will enable the Committee to grant qualified performance-based compensation awards under the Plan that are intended to be exempt from the deductibility limits of Code Section 162(m) will be extended for a new five-year period beginning in 2014. If stockholders do not approve the Amendment, we may lose a tax deduction for certain years. Accordingly, the Board of Directors believes it is important to have the ability to grant incentive compensation that qualifies as “performance-based” compensation in order to retain the corporate tax deductibility of the payments and urges stockholders to approve the Amendment, which also constitutes approval of the performance-based goals under the Plan.
Summary of Certain Key Features of the Plan
The following highlights key features of the Plan:

•
If stockholders approve the Amendment, the number of shares authorized for issuance under the Plan will be 2,300,000. Of these authorized shares, approximately 1,713,223 will be available for future grant, including 713,223 shares remaining available for grant at June 30, 2014 plus 1,000,000 new shares added by the Amendment.

•
Shares that are not issued pursuant to an award, including due to cancellation, forfeiture, expiration, or cash settlement, or satisfaction of withholding taxes, and shares surrendered for the payment of the exercise price or withholding taxes under awards will be made available for grant under the Plan.

•
Options and stock appreciation rights will have an exercise price that is not less than 100% of the fair market value of the underlying common stock on the grant date and an exercise term not to exceed ten years.

•
The Committee cannot reduce the exercise price of outstanding options or stock appreciation rights, replace an outstanding option or stock appreciation right with a new option or stock appreciation right with a lower exercise price, or cancel an option or stock appreciation right in exchange for cash or another type of award (other than in connection with a change of control of us) without stockholder approval.

•
The Amendment clarifies that no dividends or dividend equivalents will be paid with respect to performance-based equity awards unless the corresponding performance criteria are satisfied. In addition, the Amendment clarifies that no dividends or dividend equivalents will be granted in conjunction with any option or stock appreciation right. No such awards currently outstanding contain any dividend or dividend equivalents.

Summary of the Plan
The purpose of the Plan is to attract, motivate and retain the services of our employees and directors by enabling them to participate in our growth and financial success through cash-based and stock-based awards, and to align their individual interests to those of our stockholders.

Award Limits Under the Plan. The Plan contains limits on the awards granted to any participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Insiders”). Accordingly, unless the Committee determines that an award to an Insider will not be designed to qualify as performance-based compensation under Section 162(m):

•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Insider in any fiscal year is 400,000 shares.

•
The maximum number of shares that may be awarded in the form of performance shares or performance units to any Insider in any fiscal year is 400,000 shares or an amount equal to the value of 400,000 shares.

•	The maximum amount that may be awarded in the form of cash-based awards to any Insider in any fiscal year is $5,000,000.

•	The maximum number of shares that may be awarded in the form of other stock-based awards to any Insider in any fiscal year is 400,000 shares.

Administration.    The Committee administers the Plan and has authority to make awards under the Plan, to set the terms of the awards, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Subject to the limitations specified in the Plan, the Committee may delegate its non-administrative authority to appropriate company officers.
Eligibility.    All employees and non-employee directors of the Company and its affiliates are eligible to receive awards under the Plan, as determined by the Committee or the Board of Directors. As of September 30, 2014, we have approximately 60 employees and non-employee directors who are eligible to participate in the Plan. Awards under the Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422;

•	nonqualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares;

•	performance units;

•	cash based awards; and

•	other stock-based awards.

Cancellation, Forfeiture, Expiration or Cash Settlement of Awards.    If an award expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the Plan. Likewise, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may also be used again for new grants.
Types of Awards.    Each type of award that may be granted under the Plan is described below:
Stock Options.    The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years. No dividends or dividend equivalents will be granted alone or in conjunction with any stock option award.
The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422.
Stock Appreciation Rights.    A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant free standing stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option: (a) the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option; (b) the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and (c) the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option. No dividends or dividend equivalents will be granted alone or in conjunction with an award of stock appreciation rights.
On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying: (a) the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by (b) the number of shares with respect to which the stock appreciation right is exercised. In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.
Restricted Stock.    Shares of common stock may be granted by the Committee to an eligible employee or non-employee director and made subject to restrictions on sale, pledge or other transfer for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment or service or if specified performance goals or targets are not met. A participant’s rights with respect to such shares shall be subject to the restrictions provided in the award agreement and the Plan. To the extent an award of restricted stock is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on restricted stock that include performance-based goals to the extent the restricted stock has been earned by achievement of the corresponding performance criteria.
Restricted Stock Units.    A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one or more shares of common stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of restricted stock units is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on shares underlying restricted stock units that include performance-based goals to the extent the restricted stock units have been earned by achievement of the corresponding performance criteria.
Performance Shares, Performance Units and Cash-Based Awards.    Performance shares, performance units and cash-based awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based awards that will be paid out to the participant and whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on shares to the extent the underlying performance shares or performance units have been earned by achievement of the corresponding performance criteria.
Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Other Stock-Based Awards.    The Plan also authorizes the Committee to grant participants awards of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). The Committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the sizes of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. The Committee may also determine whether a participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a participant will only be entitled to receive an amount in respect of dividends paid on shares underlying stock-based awards that include performance-based goals to the extent the stock-based awards have been earned by achievement of the corresponding performance criteria.
Performance-Based Compensation.    Awards may be granted to employees who are “covered employees” under Section 162(m) that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the awards for federal income tax purposes. These performance-based awards may be either equity or cash awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating income;

•	operating income per share;

•	return measures (including, but not limited to, return on assets, return on capital, return on invested capital, and return on equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross or operating margins;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction;

•	working capital targets;

•	revenue or sales growth or growth in backlog;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment (including, but not limited to, total recordable incident rate);

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.

With respect to particular performance-based awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals; provided, that any awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m). Upon certification of achievement of the performance goals for a particular performance period set forth in an award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original award. Generally, a holder of a performance-based award must be employed by or providing services to us throughout an applicable performance period in order to be eligible to receive any payment pursuant to an award that is intended to qualify as “performance-based compensation.”
Transferability.    Except as otherwise provided in an award agreement or permitted by the Committee, no award may be transferred other than by will or the laws or descent and distribution or, in the case of certain types of awards, to a trust of which the award recipient is the sole beneficiary for his or her lifetime or pursuant to a domestic relations order.

Adjustments.    Equitable adjustments to the terms of the Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends and similar transactions.
Amendment and Termination.    The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided, however, that:

•
without the prior approval of our stockholders, options and stock appreciation rights issued under the Plan will not be repriced, replaced or regranted through cancellation, whether in exchange for cash or another type of award, by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right or by replacing a previously granted option or stock appreciation right with a new option with a lower option price or a new stock appreciation right with a lower grant price; and

•
to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation or exchange requirement.

Change of Control.    Unless otherwise provided in the award agreement, in the event of a change of control of our Company, as defined in the Plan, all awards will become fully vested and exercisable, all restrictions or limitations on any awards will generally lapse and, all performance criteria and other conditions relating to the payment of awards will generally be deemed to be achieved based on targeted performance being attained as of the effective date of the Change of Control.
Payment of Withholding Taxes.    We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld.

Federal Income Tax Consequences
The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards under the Plan.
If a holder is granted a nonqualified stock option under the Plan, the holder will not have taxable income on the grant of the option. Generally, the holder will be treated as receiving compensation (taxable as ordinary income and subject to applicable withholding and employment taxes) at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income.
A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be treated as compensation (taxed as ordinary income and subject to withholding and employment taxes) and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.
The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition (and withholding and employment taxes) equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b)); restricted stock units, other stock-based awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, subject to Section 162(m) with respect to covered employees.
Section 162(m) denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The Plan has been designed to meet the “qualified performance-based compensation” requirements of Section 162(m), but it is possible that compensation attributable to awards under the Plan (when combined with all other types of compensation received by a covered employee from us or because of other factors) may not comply with all of the requirements of Section 162(m), thereby preventing us from taking a deduction.
If, on a change of control of our Company, the exercisability or vesting of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years ending before the year in which such change in ownership or control occurs. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment. The foregoing provides only a very general description of the application of U.S. federal income tax laws to awards under the Plan. The summary does not address the effects of foreign, state and local tax laws.

Plan Benefits
The types and amounts of benefits that will be awarded under the amended Plan are not currently determinable. Awards granted under the Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information on equity-based awards and cash-based awards recently granted under the Plan to each of our named executive officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2014.” The closing price for the Common Stock on the NASDAQ Global Select Market on October 1, 2014, was $23.88.
Vote Required
Approval of the Amendment requires the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.
The Board of Directors recommends a vote “FOR” this proposal to approve the Amendment.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,351,001	$9.68	713,223
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,351,001	$9.68	713,223

(1)
Includes 733,369 RSUs and 372,332 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined.

(2)	Excludes the shares issuable upon the vesting of RSUs and performance units for which there is no weighted-average price.
PROPOSALS OF STOCKHOLDERS
A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than June 12, 2015, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2014 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than eighty days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS
Matters That May Come Before the Annual Meeting
The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.
Availability of Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Kevin S. Cavanah, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135 or by visiting the “Investors Relations Section” of the Company’s website at matrixservicecompany.com.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 13, 2014
Stockholders may view this proxy statement, our form of proxy and our 2014 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Kevin S. Cavanah Secretary
October 10, 2014
Tulsa, Oklahoma

EXHIBIT A

AMENDMENT NUMBER 1 TO THE
MATRIX SERVICE COMPANY
2012 STOCK AND INCENTIVE COMPENSATION PLAN

1.    Introduction. On October 1, 2012, the Board of Directors of Matrix Service Company (the “Company”) adopted, and on November 15, 2012, the stockholders of the Company approved, the Matrix Service Company 2012 Stock and Incentive Compensation Plan (the “2012 Plan”). The 2012 Plan permits the granting of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards, to employees (including officers and directors who are employees) and non-employee directors of the Company or its subsidiaries.

Under the terms of the 2012 Plan, a total of 1,300,000 shares of common stock of the Company are available for issuance pursuant to awards granted under the 2012 Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

2.    Purpose. The primary purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the 2012 Plan from 1,300,000 shares to 2,300,000 shares, which will enable the Company to continue to grant awards under the 2012 Plan to attract and retain employees of the Company and its subsidiaries. In addition, this Amendment further clarifies (i) the prohibition on repricing Options and SARs and (ii) the prohibition on paying dividends and dividend equivalents in respect of any performance-based equity award unless the corresponding performance criteria are satisfied.

3.    Amendments. The 2012 Plan shall be amended as follows:

(a) In the first and third sentences of the first paragraph of Section 4.1 of the 2012 Plan, the number “one million three hundred thousand (1,300,000)” is deleted and the number “two million three hundred thousand (2,300,000)” is substituted therefor.

(b) Section 15.1(a) of the 2012 Plan is hereby amended and restated in its entirety to read as follows:

“(a) Without the prior approval of the Company’s stockholders and except as provided in Section 4.2, Options and SARs issued under this Plan will not be repriced, replaced or regranted (i) through cancellation, whether in exchange for cash or another type of award, (ii) by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR or (iii) by replacing a previously granted Option or SAR with a new Option with a lower Option Price or a new SAR with a lower Grant Price.”

(c) A new Section 6.12 is hereby added to the 2012 Plan to read in its entirety as follows:

“Section 6.12. Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any Option under the Plan.”

(d) A new Section 7.10 is hereby added to the 2012 Plan to read in its entirety as follows:

“Section 7.10. Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any SAR under the Plan.”

(e) A new proviso is added to the end of the first sentence of Section 8.7 of the 2012 Plan to read in its entirety as follows:

“; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Restricted Stock or Restricted Stock Units that are subject to performance criteria to the extent the underlying Restricted Stock/Restricted Stock Units have been earned by achievement of the corresponding performance criteria.”

(f) A new Section 10.8 is hereby added to the 2012 Plan to read in its entirety as follows:

“Section 10.8. Dividends and Other Distributions. During the Period of Restriction, Participants holding Stock-Based

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Awards may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Stock-Based Awards that are subject to performance criteria to the extent the Shares underlying the Stock-Based Award have been earned by achievement of the corresponding performance criteria. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock or Restricted Stock Units.”

4.    Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2012 Plan.

5.    No Change. Except as specifically set forth herein, this Amendment does not change the terms of the 2012 Plan.

6.    Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 John R. Hewitt
02 Michael J. Hall
03 I. Edgar (Ed) Hendrix
04 Paul K. Lackey
05 Tom E. Maxwell
06 Jim W. Mogg
07 James H. Miller

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To ratify the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2015.	☐	☐	☐
3. To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐
4 To approve Amendment Number 1 to the Matrix Service Company Stock and Incentive Compensation Plan.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements of adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

MATRIX SERVICE COMPANY
Annual Meeting of Stockholders
November 13, 2014 2:00 PM CST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 PM, CST on November 13, 2014, at 5100 East Skelly Drive Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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Continued and to be signed on reverse side